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                                                                    EXHIBIT 21.1

                    LIST OF SUBSIDIARIES OF THE REGISTRANT

Authorize.Net, Inc., a Delaware corporation
Go2Net, Inc., a Delaware corporation
InfoSpaceCanada.com, Inc., a Delaware corporation
InfoSpace.com Nova Scotia Company, a Nova Scotia unlimited liability company Locus Holdings Inc., a Canadian Corporation
Locus Dialogue, an InfoSpace Company, a Nova Scotia unlimited liability company Saraide Inc., a Delaware Corporation